                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-12

                   ALLIED PRODUCTS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
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           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

TO OUR STOCKHOLDERS:

This letter affords me the opportunity to extend a cordial invitation to all our stockholders to attend the 2000 Annual Meeting on Wednesday, May 24, 2000. At this meeting there will be ample time to answer your questions and thoroughly discuss our Company's affairs.

Enclosed you will find the Notice of our Annual Meeting, together with a Proxy Statement and a Proxy card, and a copy of our 1999 Annual Report. The Proxy Statement describes the matters to be considered at the meeting. If you are unable to attend the meeting in person, please vote the enclosed Proxy so that your shares are represented. Your vote will be appreciated.

Your continued interest in the Company is most encouraging. Thank you for your confidence and support.

                                          Very truly yours,

                                          RICHARD A. DREXLER
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE & FINANCIAL OFFICER

Chicago, Illinois
May 1, 2000

[LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

------------------------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON May 24, 2000

---------------------------------

Notice is hereby given that the Annual Meeting of Stockholders of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") will be held on Wednesday, May 24, 2000 at 10:30 o'clock A.M. (Chicago Time) in Conference Rooms A, B and C, 43rd Floor, LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603, for the following purposes:

1.  To elect two directors in accordance with the Company's By-Laws.

2. To act upon any other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record as shown by the transfer books of Allied at the close of business on April 7, 2000, are entitled to notice of, and to vote at, this Annual Meeting.

All stockholders are invited to attend this Annual Meeting in person. Those stockholders who are unable to attend in person are respectfully urged to vote the enclosed Proxy at their earliest convenience. SINCE ATTENDANCE IN PERSON OR BY PROXY OF A MAJORITY OF THE OUTSTANDING SHARES IS REQUIRED AT THE MEETING IN ORDER TO TRANSACT BUSINESS, PROMPTNESS IN VOTING YOUR PROXY WILL BE APPRECIATED. Stockholders who vote their Proxy in advance of the meeting may nevertheless attend the meeting and vote their shares in person.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION

                                          Mark C. Standefer
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

May 1, 2000

---------------------------------

PROXY STATEMENT
------------------------------

ANNUAL MEETING OF STOCKHOLDERS
OF ALLIED PRODUCTS CORPORATION
May 24, 2000

SOLICITATION OF PROXIES

The accompanying Proxy is solicited by the Board of Directors of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") for use at the Annual Meeting of Stockholders, to be held on Wednesday, May 24, 2000, and at any and all adjournments thereof. Any Proxy given may be revoked with respect to any matter by notice in writing to the Secretary of Allied at any time prior to its use, by delivering another later dated proxy or by voting in person at the Annual Meeting. Pursuant to Delaware General Corporation Law, the presence, in person or represented by proxy, of a majority of the shares entitled to vote is required for a quorum. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, as long as a quorum is established any shares not voted (whether by withholding authority or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual's receiving a larger number of votes.

The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by the Company. The Company has engaged Georgeson & Company, Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $7,500. Upon request, the Company will reimburse brokerage houses and other custodians and fiduciaries holding stock of record for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation material to the beneficial owners of such stock. Directors, officers, and certain regular employees of the Company, without additional compensation, may solicit Proxies personally or by telephone or other means. This Proxy Statement and the enclosed proxy card were first mailed to the stockholders on or about May 1, 2000.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on April 7, 2000, as the record date for the determination of stockholders entitled to notice of this Annual Meeting, and only stockholders of record on that date will be entitled to vote thereat.

As of March 31, 2000, 11,869,664 shares of Common Stock (par value $.01 per share), were issued and outstanding, each of which shares is entitled to one vote on the election of directors.

As of March 31, 2000, Allied's SMART and SIP Plans (employee benefit plans formed pursuant to Section 401(k) of the Internal Revenue Code) hold 394,794 shares of Common Stock representing 3.34% of the outstanding shares of Allied Common Stock. UMB Bank, n.a. acts as Trustee for the SMART and SIP Plans. The shares held in the SMART and SIP Plans have been credited to the individual accounts of the participants in the SMART and SIP Plans and will be voted in accordance with instructions of such participants. Shares in the SMART and SIP Plans with respect to which participants fail to return voting instructions (other than in the PAYSOP accounts) will be voted on each issue by the Trustee, in the same proportion as all other outstanding shares are voted. All PAYSOP account shares (approximately 16,028 shares) with respect to which participants fail to return voting instructions will not be voted. Those shares held in the SMART and SIP Plans, if any, which have not been credited to participants' accounts will be voted by the Trustee.

As of March 31, 2000, the Allied Products Corporation Retirement Plan (the "Plan") holds 612,710 shares of common stock representing 5.16% of the outstanding shares of Allied Common Stock. CTC Illinois Trust Company (the "Trustee") acts as trustee for the Allied Products Corporation Master Trust, which holds the Plan's assets. The Verson segment of the Plan holds 591,500 of the shares. Punk Ziegel & Company acts as investment manager with respect to the shares held by the Verson segment of the Plan and has discretionary voting authority with respect to these shares. Mr. Stanley J. Goldring, a Director of Allied, is Senior Managing Director of Punk Ziegel & Company. The Bush Hog segment of the Plan holds 21,210 of the shares. The Trustee acts as a directed trustee with respect to the shares held by the Bush Hog segment of the Plan, meaning that the Company can direct the Trustee with respect to investment and voting.

BENEFICIAL OWNERS

Mr. S.S. Sherman and Messrs. Lloyd A. Drexler and Richard A. Drexler combined, directors of the Company, beneficially own more than 5% of Allied Common Stock. See the table set forth under the caption "Election of Directors--Principal Stockholders and Management Ownership" and the notes thereto for information concerning their ownership.

The Company was notified on February 4, 2000 that Dimensional Fund Advisors, whose address is 1299 Ocean Avenue, Santa Monica, California 90401, beneficially owned 864,067 shares of Common Stock representing approximately 7.29% of the outstanding shares of Allied Common Stock. It has sole voting power over these 864,067 shares.

PROPOSAL 1: ELECTION OF DIRECTORS

The directors are classified into three groups, with each group being as nearly equal in number as possible. One class of directors generally is elected at each year's Annual Meeting for a three-year term and to continue in office until their successors are elected and qualified. In 1993, the Board of Directors adopted a policy which provides that Directors who are not employees of the Company and who turn 70 after the date of the adoption of the policy shall be asked to tender their resignation from the Board at the first Annual Meeting of the shareholders of the Company after they reach 70. Such Directors are not eligible to stand for election to the Board thereafter.

In 1999, the Board of Directors, in accordance with the Bylaws, reduced the size of the Board to six members effective upon the resignation of Mr. Puth and Mr. Fischer, both of whom reached the age of 70 in 1999. Later in 1999, the Board increased the size of the Board to seven members and nominated Mr. James
A. Star for election to the Board effective with the closing of the sale of the majority interest in the Agricultural Products Group to Bush Hog Investors. In light of the decision to sell the remaining interest, the Company and Mr. Star jointly decided that he would not stand for election to the Board. The Company has, therefore, reduced the size of the board to six members.

Messrs. R. A. Drexler and Mitchell I. Quain, both of whom are presently directors of the Company, are being nominated for election to Class A with a three-year term expiring in 2003.

THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE NOMINEES AS WELL AS THE TERM OF OFFICE FOR WHICH EACH IS BEING NOMINATED:

CLASS A DIRECTORS (TERM EXPIRES IN 2003)

RICHARD A. DREXLER, age 52, has been Chairman of the Board since 1993, President since 1982, Chief Executive Officer since 1986 and Chief Financial Officer since 1998. He has been a member of the Board of Directors since 1982. Mr. Drexler is a director of ABC-NACO, a public company engaged in the manufacture of products for the railroad industry.

MITCHELL I. QUAIN, age 48, has been a member of the Board of Directors since February 1995. Mr. Quain has been executive vice president of ING Barings LLC (formerly ING Barings Furman Selz, LLC), an investment banking firm, from 1997 to the present. ING Barings LLC served as a financial advisor to the Company and delivered a fairness opinion to the Company in connection with the Company's sale of an 80.1% interest in the Agricultural Products Group and received a fee from the Company in connection therewith. Prior to 1997, and since 1988, he was a managing director of Schroder Wertheim & Company, an investment banking firm. Schroder Wertheim & Company served as an independent buying agent during 1996 and 1997 with respect to the Company's share repurchase program and accordingly received commissions from the Company. He is also a director of Strategic Distribution, Inc., an industrial distributor, Mechanical Dynamics, Inc., an engineering oriented software company and Titan International, a manufacturer of off-highway components.

Any director may resign or may be removed as provided in the By-Laws. It is intended that proxies received in response to this solicitation will be voted in favor of the nominees unless otherwise specified in the proxy.

If for any reason any of such nominees should be unable to serve (a situation which is not presently contemplated), it is intended that the proxies will be voted for such other person or persons as the Board of Directors shall designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR.

THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE OTHER MEMBERS OF THE BOARD OF DIRECTORS:

CLASS B DIRECTORS (TERM EXPIRES IN 2001)

LLOYD A. DREXLER, age 82, was the Co-Chairman of the Board from 1992 until 1993 and he has been a member of the Board of Directors since 1963. Previously, he was Chairman of the Executive Committee from 1986 until 1992. Mr. Drexler is the father of Mr. Richard A. Drexler.

JOHN E. JONES, age 65, has been a member of the Board of Directors since 1974. Mr. Jones is the retired Chairman of the Board, President and Chief Executive Officer of CBI Industries, Inc., which was engaged in contracting services and the manufacture of industrial gases. He served in that function from 1989 through January 1996. Mr. Jones is a director of NICOR Inc., a gas utility company, Amsted Industries Incorporated, a railroad supply company, Valmont Industries, Inc., an irrigation and industrial products company, The Interlake Corporation, which is in the powdered metal and material handling business, and BWAY Corp., which is in the container business.

CLASS C DIRECTORS (TERM EXPIRES IN 2002)

S.S. SHERMAN, age 82, was the Co-Chairman of the Board from 1992 until 1993. He was Chairman of the Board from 1973 until 1992 and has been a member of the Board of Directors since 1963.

STANLEY J. GOLDRING, age 54, is Senior Managing Director of Punk Ziegel & Company, an investment advisory company. From December 1996 until 1998, Mr. Goldring was Senior Managing Director of J.W. Charles, Inc., an investment banking company. Prior to December 1996, Mr. Goldring was Senior Managing Director of Ladenburg, Thalman & Company, Inc. an investment banking company, for thirteen years. Ladenburg, Thalman & Company, Inc., J.W. Charles, Inc., and now, Punk Ziegel & Company have served as an investment manager for certain funds held by the Trustee for certain of the Company's defined benefit pension plans and accordingly received a management fee from the trustee. Mr. Goldring has been involved in various aspects of analytical research, money management and investment banking over the course of his 25-year career on Wall Street. He has been a member of the Board of Directors since August 1993.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth information as of March 31, 2000, regarding the beneficial ownership of capital stock of the Company by each director of the Company, the Company's Chief Executive Officer, each of the Company's executive officers named in the Summary Compensation Table on Page 10 and the directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investing powers with respect to the capital stock owned by them.

                                                                  PERCENT
  NAME OF BENEFICIAL OWNER OR GROUP     CLASS        AMOUNT       OF CLASS
  ---------------------------------    --------  --------------   --------
Lloyd A. Drexler.....................   Common      555,137(1)       4.68
Richard A. Drexler...................   Common      599,054(2)       5.05
Robert J. Fleck......................   Common       66,525(3)          *
Stanley J. Goldring..................   Common       49,913(4)          *
John E. Jones........................   Common       99,075(5)          *
Bobby Middlebrooks...................   Common       45,286(6)          *
Mitchell I. Quain....................   Common       84,612(7)          *
S.S. Sherman.........................   Common    1,070,482(8)       9.02
Mark C. Standefer....................   Common       30,911(9)          *
All Executive officers and directors
 as a group (9 persons)..............   Common    2,628,995(10)     22.15

------------------------

*   Less than 1% of class.

(1) Includes 164,877 shares in his own name of which 135,898 shares are restricted stock; 251,260 shares owned by a partnership of which Mr. Lloyd Drexler is a partner and 100,000 shares owned by Mr. Drexler's wife and by a family trust of which Mr. Drexler's wife is the trustee. Also includes 39,000 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(2) Includes 188,974 shares in his own name of which 85,150 shares are restricted stock; 145,000 shares owned by a family corporation, of which Mr. Drexler is President; 53,830 shares credited to Mr. Drexler's account in the Company's 401(k) Plan; 50,000 held in joint tenancy with his spouse and 161,250 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(3) Consists of 1,062 shares of restricted stock; 16,963 shares credited to Mr. Fleck's account in the Company's 401(k) Plan and 48,500 shares which Mr. Fleck has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(4) Includes 39,000 shares which Mr. Goldring has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(5) Includes 9,500 shares held in a trust in which Mr. Jones' wife is the trustee and 39,000 shares which Mr. Jones has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(6) Mr. Middlebrooks served as Senior Vice President of the Company and President of the Bush Hog Division. Effective March 7, 2000 upon the sale of the majority interest in the former Agricultural Products Group, Mr. Middlebrooks resigned from employment with the Company. Consists of 3,100 shares of restricted stock; 36,250 shares which Mr. Middlebrooks has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; and 5,936 shares credited to Mr. Middlebrooks' account in the Company's 401(k) Plan.

(7) Includes 28,000 shares held in trust on behalf of Mr. Quain's children and 38,250 shares which Mr. Quain has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(8) Includes 211,358 shares in his own name of which 93,244 shares are restricted stock; 820,124 shares owned by a family corporation of which Mr. Sherman, his wife and children are stockholders and a foundation controlled by Mr. Sherman's spouse; and 39,000 shares which Mr. Sherman has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(9) Consists of 165 shares of restricted stock; 6,496 shares credited to Mr. Standefer's account in the Company's 401(k) Plan and 24,250 shares which Mr. Standefer has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.

(10) Includes 464,500 shares which the group has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; 84,929 shares credited to the accounts of members of the group in the Company's 401(k) Plan; and 318,619 shares of restricted stock.

MANAGEMENT COMPENSATION

REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE

The Stock Option and Compensation Committee of the Board of Directors was comprised during fiscal 1999 of Stanley J. Goldring, Chairman, John E. Jones and Mitchell I. Quain, all outside directors of the Company. The Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. The Stock Option and Compensation Committee oversees the administration of certain of the Company's stock-based compensation plans. All decisions by the Stock Option and Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

COMPENSATION POLICY

The objectives of the Company's executive compensation program are to:

    -   Support the achievement of desired Company performance.

    - Provide compensation that will attract and retain superior talent and reward performance.

    -   Align the executive officers' interests with the success of the Company.

Compensation of the Company's executive officers for 1999 was comprised primarily of salary, annual cash bonus awards, long-term awards under the Company's Incentive Stock Plan and various benefits, including medical and life insurance, generally available to employees of the Company.

In determining the compensation for the executive officers, the Stock Option and Compensation Committee took into consideration a number of factors. As described below, the Stock Option and

Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or an individual's circumstances. In 1996, 1997 and 1998, a recognized consulting firm in the field of executive compensation analyzed and categorized the duties of each of the executive officers and also compiled salary and incentive compensation information on similar officers at a number of companies in general and manufacturing industries with revenues ranging from $200 million to $500 million (the "Survey Group") selected by the compensation consultant. The Stock Option and Compensation Committee reviewed such information for the Survey Group and established targeted total compensation (salary, annual bonus and long-term incentive awards) at the 50th percentile of the Survey Group.

The Internal Revenue Code generally prohibits the Company from deducting executive compensation in excess of $1,000,000 per year. Qualifying "performance based" compensation is not subject to this deduction limitation if certain requirements are satisfied. It is the Committee's general intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. All compensation paid by the Company with respect to 1999 was deductible.

SALARY

The base salaries of the Company's executive officers for 1999 were determined in October 1998, with an effective date of January 1, 1999, and (other than for the Chief Executive Officer) were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

BONUSES

In October 1998, the Committee established target bonuses relating to 1999 performance for each of the Company's executive officers. The target bonuses were expressed as a percentage of base salary and ranged from 30% to 65% of base salary. Target bonuses (other than for the Chief Executive Officer) were established so that the total compensation would be competitive with the 50th percentile of total cash compensation paid to comparable executives in the Survey Group.

Payment of the bonuses was dependent upon Company and individual performance during 1999. In particular, in determining the final bonus payment amounts, the Committee considered the Company's financial and operating results during 1999 and certain other corporate and individual initiatives. As a result, the Committee determined that Mr. Middlebrooks, with direct operating responsibility for the Bush Hog and Great Bend divisions would receive 100% of his target bonus. This bonus was paid in cash in March 2000, following the closing of the sale of the majority interest in our Agricultural Products Group to Bush Hog Investors. Due to the financial and operating performance of the Company in 1999, no such bonuses were paid for 1999 to the officers or employees of the Corporate and Verson divisions.

LONG-TERM INCENTIVES

The Committee administers the Incentive Stock Plan, which provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock and performance units. For 1999, the subcommittee chose to award stock options to executive officers.

Stock options were granted to Messrs. Drexler, Fleck and Standefer during the third quarter of 1999 at an exercise price equal to the fair market value at the date of the grant. The options have a 10-year term and vest over 2 years, with one-half of the options becoming exercisable at the end of the first year and the remainder vesting at the end of the second year. Since options were granted with an exercise price equal to the market value of the Company's common stock at the time of grant, they provide no value unless the Company's stock price increases after the options are granted. These awards are thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of the Company. The number of shares subject to options for each executive officer is set forth in the Summary Compensation Table on page 10.

CEO COMPENSATION

The 1999 compensation for Mr. Drexler consisted of the same components as the compensation for other executive officers. Mr. Drexler's 1999 salary was increased from $485,000 to $525,000, effective January 1, 1999, in order to keep his base salary competitive with the Survey Group at approximately the 75th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Mr. Drexler's 1999 targeted bonus was set at 65% of his base salary, which the Committee believed to be an appropriate level based on his performance and his prior experience. As noted above in the section on bonuses, no bonuses were paid to corporate executives for 1999. The award of stock options made to Mr. Drexler was based on his performance, leadership skills and positive reputation within the community and industry.

                                          Stanley J. Goldring, Chairman
                                          John E. Jones
                                          Mitchell I. Quain

SUMMARY COMPENSATION TABLE

The table below sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1999.

                                                         ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                             --------------------------------------------   -------------------------------------
                                                                                                 SECURITIES          ALL OTHER
                                                         BONUS($)        OTHER ANNUAL        UNDERLYING OPTIONS     COMPENSATION
  NAMES AND PRINCIPAL POSITION      YEAR     SALARY($)      (1)        COMPENSATION (2)          SAR'S#(3)             ($)(4)
--------------------------------  --------   ---------   ---------   --------------------   --------------------   --------------
Richard A. Drexler .............    1999      525,000           0         --                       25,000              16,367
 Chairman, President and Chief      1998      485,004     113,750         --                       52,500              12,449
 Executive & Financial Officer      1997      455,004     315,250         --                       30,000               9,096

Bobby Middlebrooks .............    1999      255,000     127,500         --                            0               6,647
 Senior Vice President(5)           1998      240,496     120,000         --                       22,500               1,800
                                    1997      220,149     110,000         --                       10,000                   0

Robert J. Fleck ................    1999      165,000           0         --                       15,000              11,107
 Vice President--Accounting and     1998      155,004      18,100         --                       15,000               5,430
 Chief Accounting &                 1997      143,160      50,050         --                        5,000               8,076
 Administrative Officer

Mark C. Standefer, .............    1999      165,004           0         --                       15,000               8,222
 Vice President, General Counsel    1998      140,000      16,950         --                       15,000               4,193
 and Secretary(6)

------------------------

(1) Mr. Drexler's bonus for 1998 was paid in restricted stock. (The total number of shares and market value of restricted stock held by each of the named executive officers as of December 31, 1999 were as follows: Mr. Drexler, 85,150 shares, $303,347; Mr. Middlebrooks, 3,100 shares, $11,044;
    Mr. Fleck, 1,062 shares, $3,783; Mr. Standefer, 165 shares, $588.)

(2) While each named executive officer received certain perquisites and other benefits in each of the years shown, the value of these amounts are not shown, in accordance with the regulations of the Securities and Exchange Commission, since such benefit did not exceed in aggregate the lesser of $50,000 or 10% of an individual's salary and bonus in such year.

(3) No stock appreciation rights were granted to the named executive officers in any of the three years. See "Option Grants during 1999 Fiscal Year" for description of options granted.

(4) Amounts shown represent Company contributions to defined contribution plans, as follows: Richard Drexler $11,946, Bobby Middlebrooks $5,000, Robert Fleck $10,681 and Mark Standefer $7,958. The supplemental portion of the Company's contribution to the 401(k) plan is an estimate, as the amount may be reduced. Company paid premiums for life insurance coverage are as follows:
    Richard Drexler $4,421, Bobby Middlebrooks $1,647, Robert Fleck $426 and Mark Standefer $264.

(5) Effective March 7, 2000 upon the sale of the Company's majority interest in the former Agricultural Products Group, Mr. Middlebrooks resigned from employment with the Company.

(6) Not an executive officer during 1997.

OPTION GRANTS DURING 1999 FISCAL YEAR

The following table provides information relating to options granted to the named executive officers during fiscal 1999.

                                             INDIVIDUAL GRANTS                       POTENTIAL
                              -----------------------------------------------     APPRECIATION AT
                              NUMBER OF                                           ASSUMED ANNUAL
                              SECURITIES                                          RATES OF STOCK
                              UNDERLYING   % OF TOTAL                           PRICE APPRECIATION
                               OPTIONS      OPTIONS     EXERCISE                FOR OPTION TERM(2)
                               GRANTED     GRANTED IN    PRICE     EXPIRATION   -------------------
            NAME                (#)(1)     FISCAL YR.    ($/SH)       DATE       5% ($)    10% ($)
            ----              ----------   ----------   --------   ----------   --------   --------
Richard A. Drexler..........   25,000          15        3.625      11/30/09     56,994    144,433
Bobby Middlebrooks..........        0           0         --          --           --         --
Robert J. Fleck.............   15,000           9        3.625      11/30/09     34,196     86,660
Mark C. Standefer...........   15,000           9        3.625      11/30/09     34,196     86,660

------------------------

(1) All options are non-qualified and have exercise prices equal to the fair market value of Allied Common Stock on the date of grant. Each option is exercisable as to 50% of the shares on the first anniversary of the date of grant and as to the remaining 50% of the shares on the second anniversary date and thereafter.

(2) The amounts shown in these columns are calculated based upon assumed annual appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and are not intended to be forecasts of future appreciation of Allied Common Stock.

OPTION EXERCISES DURING 1999 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The Company does not have any outstanding stock appreciation rights. The following table provides information relating to the exercise of options during 1999 and the value of options held by the named executive officers at the end of 1999:

                                                               NUMBER OF
                                                               SECURITIES         VALUE OF
                                                               UNDERLYING        UNEXERCISED
                                                              UNEXERCISED       IN-THE-MONEY
                                                               OPTIONS AT        OPTIONS AT
                                      SHARES       VALUE     END OF 1999(#)   END OF 1999($)(1)
                                   ACQUIRED ON    REALIZED    EXERCISABLE/      EXERCISABLE/
              NAME                 EXERCISE (#)     ($)      UNEXERCISABLE      UNXERCISABLE
              ----                 ------------   --------   --------------   -----------------
Richard A. Drexler...............      --           --       161,250/51,250        --
Bobby Middlebrooks...............      --           --        36,250/11,250        --
Robert J. Fleck..................      --           --        48,500/22,500      6,523/0
Mark C. Standefer................      --           --        24,250/22,500        --

------------------------

(1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on 12/31/99 was $3.5625 per share. Value is calculated on the basis of the difference between the option exercise price and $3.5625 multiplied by the number of shares of Common Stock underlying the option.

RETIREMENT PLANS

Mr. Bobby Middlebrooks is a participant in the Bush Hog Division Salaried Pension Plan, a defined benefit plan. As such, upon retirement he will be entitled to the following monthly benefit: One percent of his final monthly salary multiplied by the number of years of service to the Company. Assuming Mr. Middlebrooks' retirement at age 65 (he is now 64 years old) at his current salary, Mr. Middlebrooks would be entitled to a pension of $6,900 per month. Assuming Mr. Middlebrooks' salary is increased by 5% per year until retirement, he would be entitled to a pension of $6,900 per month. Current Federal law prohibits paying benefits under the Bush Hog Division Salaried Pension Plan based on compensation in excess of $160,000 per year and annual benefits in excess of $130,000 per year. Therefore, the Company also has granted to Mr. Middlebrooks a non-qualified retirement benefit which is not subject to these limits. This additional benefit will provide Mr. Middlebrooks with payments equal to the difference between (i) the sum Mr. Middlebrooks will receive subject to the maximum compensation and benefits limitations under Internal Revenue Code provisions and (ii) the sum he would have been able to receive under the Bush Hog Division Salaried Pension Plan without such limitations. Assuming Mr. Middlebrooks retires at age 65, the Company estimates his non-qualified retirement benefit would be $4,400 per month. As part of the terms of the Agricultural Group sale, Mr. Middlebrooks' retirement plan was assumed by Bush Hog, LLC.

Effective January 1, 1994, the Company entered into an agreement with Mr. Richard Drexler to provide retirement benefits pursuant to an Executive Retirement Plan adopted by the Board of Directors. Under such Plan, Mr. Drexler is eligible, upon reaching Normal Retirement Date (which is defined as the earlier of age sixty-five or completion of twenty-five years of service), to receive a retirement benefit equal to three times his final average annual compensation (which is defined as the average of the participant's compensation during the thirty-six months prior to the participant's separation from service). Such benefits shall be paid in 120 equal monthly installments commencing on the month following the date of termination of service with the Company or, upon prior election by Mr. Drexler, in a lump sum amount discounted to present value. If Mr. Drexler dies during such period, the unpaid remaining monthly installments will be paid to his named beneficiary or to his estate. Based on the average compensation received during the past three years, Mr. Drexler would receive $2,315,588 (payable over ten years) on his Normal Retirement Date. Benefits payable under the Executive Retirement Plan are reduced by the sum of (a) payments made by the Company to Mr. Drexler's Target Benefit Plan account and (b) Supplemental Payments made by the Company to Mr. Drexler's Smart Plan (401(k)) account, both of which are described below.

SMART PLAN 401(k)

The Company has had a 401(k) plan for many years. Effective October 1, 1998 the Plan was amended to add a Company matching and a Company supplemental contribution feature. For the first six percent of a Participant's earnings, the Company contributes 50 cents for each dollar contributed by the Participant to the Plan: At the end of each year, the Company may make a supplemental contribution to each Participant's account of up to three percent of his or her earnings for that year. A Participant need not make any contributions to be eligible for the supplemental contribution. The supplemental contribution accrued in 1999 to the named officers (other than Mr. Bobby Middlebrooks who is a participant in the SIP Plan described below, which has no supplemental contribution feature) is as follows: Richard Drexler $4,800; Robert Fleck $4,800; Mark Standefer $4,800. Also effective October 1, 1998, the Company terminated its defined benefit plan, the Target Benefit Plan, and all sums in the Participants' accounts were frozen and placed in their SMART Plan
401(k) account. The total supplemental benefit payments made by the Company to Mr. Drexler's account plus the frozen target benefit contributions described above will reduce the amounts payable under the Executive Retirement Plan described above.

SAVINGS INCENTIVE PLAN 401(k) (SIP)

The Company established the Savings Incentive Plan 401(k) (SIP) for salaried employees of the Bush Hog division effective October 1, 1998. For the first six percent of a Participant's earnings, the Company contributes 50 cents for each dollar contributed by the Participant to the Plan. No supplemental contribution is made to the Participant's account. Bobby Middlebrooks is a participant in the SIP Plan.

TERMINATION AGREEMENTS

Agreements between the Company and the named executive officers provide that, if within one year following a specified change in ownership or control of the Company there shall be an involuntary termination of such executive's employment, or if there shall be certain patterns of activity during such period by the Company causing such executive to resign, then, subject to prevailing tax laws and regulations, the executive shall be entitled to payments equal approximately to three years' compensation.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Machinery-Diversified Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Machinery-Diversified Index at the end of 1994, and reinvestment of all dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL SHAREHOLDER RETURNS
                           Allied Products  S&P 500 Index  Machinery (Diversified)-500
1994                               $100.00        $100.00                      $100.00
1995                                167.57         137.58                       123.41
1996                                209.27         169.17                       153.82
1997                                254.92         225.60                       203.47
1998                                 68.15         290.08                       169.34
1999                                 40.42         351.12                       200.21

FUNCTIONING OF THE BOARD AND COMMITTEES

Allied's Board of Directors has an Executive Committee, an Audit Committee, a Stock Option and Compensation Committee and a Nominating Committee. In 1999, each non-employee director received the sum of $20,000 for his services as a director and the chairman of each committee (if a non-employee of the Company) received the additional sum of $4,000. Each non-employee director of the Company also received $1,000 for each meeting of the Board which he attended and, except for the Executive Committee, for each committee meeting which he attended. Beginning in October 1999, the Board of Directors elected to pay all director, committee and meeting fees with Common Stock of the Company.

Members of the Executive Committee are Messrs. R. Drexler (Chairman), L. Drexler and Sherman. During 1999, the Committee met on two occasions to exercise the powers of the Board of Directors in the management of the business and affairs of the Company.

Members of the Audit Committee are Messrs. Jones (Chairman), Goldring and Quain. The Committee reviews and makes recommendations to the full Board with respect to the scope and results of the annual audit, and the selection of independent public accountants. During 1999, the Committee met on twenty occasions.

Members of the Stock Option and Compensation Committee are Messrs. Goldring (Chairman), Jones and Quain. During 1999, the Committee met on two occasions to review and make recommendations to the full Board with respect to officers' salaries, options and corporate incentive compensation plans.

Members of the Nominating Committee are Messrs. L. Drexler (Chairman), Goldring, Jones, Quain, R. Drexler and Sherman. The Committee met on one occasion in 1999. The Nominating Committee will consider recommendations for nominees for election to the Board submitted by shareholders. These nominations should be submitted to the Secretary of the Company for review by the Committee. Such nominations for the 2001 Annual Meeting should be submitted no later than December 1, 2000.

Allied's Board of Directors met on eight occasions during 1999. All of the current directors attended at least 75% of the meetings of the Board and the respective committees to which they belong.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

During 1999, upon the recommendation of Allied's Audit Committee and approval by its Board of Directors, Allied engaged PricewaterhouseCoopers LLP as its independent public accountants to perform the following audit services: examination of Allied's annual consolidated financial statements, assistance and consultation in connection with various accounting matters and other non-audit professional services.

The appointment of auditors is approved annually by the Board of Directors. The decision of the Board of Directors is based on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. At its October 27, 1999 meeting, the Audit Committee reviewed and approved the services described above as well as the services to be performed in 2000 and concluded that they do not impair the independence of the accountants.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given an opportunity to make any comments they wish, and will be available to respond to any questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

All filing requirements applicable to the Company's officers and directors were complied with in 1999, with the exception of a late filing for 28,437 restricted shares awarded to Mr. Drexler as per the terms of his 1998 performance bonus.

STOCKHOLDER PROPOSAL

In order for a stockholder proposal to be included in the Proxy Statement and form of proxy relating to Allied's 2001 Annual Stockholders' meeting it must be received by the Secretary of Allied on or before January 2, 2001.

Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission, will be included in the 2000 proxy statement.

A shareholder who intends to submit a shareholder proposal for consideration at the Annual Meeting, but does not want it included in the proxy statement, must follow the procedures established by the By-laws. These procedures require that the shareholder notify the Company in writing of the proposal. The notice must be received by the Corporate Secretary at least 30 days, but not more than 60 days, prior to the meeting and must contain the following information:

    - a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting

    - the name and address of the shareholder submitting the proposal, and any other shareholders known to support it

    - the number of shares of Common stock which are beneficially owned by the shareholder

    - any material financial interest the shareholder may have in the business being proposed

GENERAL

Allied has no knowledge of any matters, other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Stockholders, which will be presented at the Annual Meeting, but if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION

                                          MARK C. STANDEFER
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

May 1, 2000

[ALLIED LOGO] ALLIED PRODUCTS CORPORATION
              10 SOUTH RIVERSIDE PLAZA - CHICAGO, ILLINOIS 60608
PROXY SERVICES
P.O. BOX 9079
FARMINGDALE, NY 11735

                    VOTE BY PHONE: 1-800-690-6903

                    1. Read the accompanying Proxy Statement and this proxy card.

                    2.   Call toll free 1-800-690-6903.

                    3.   Enter your 12 digit Control Number, shown below.

                    4.   Follow the simple recorded instructions.


                    VOTE BY INTERNET: WWW.PROXYVOTE.COM

                    1. Read the accompanying Proxy Statement and this proxy card.

                    2.   Go to website WWW.PROXYVOTE.COM

                    3.   Enter your 12 digit Control Number, shown below.

                    4.   Follow the simple instructions.


                    VOTE BY MAIL

                    1.   Mark, sign and date your proxy card.

                    2.   Return it in the enclosed postage paid envelope.



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                    ALLIED    KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------
ALLIED PRODUCTS CORPORATION

VOTE ON DIRECTORS                            FOR     WITHHOLD  FOR ALL
                                             ALL       ALL     EXCEPT
1.   The nominees for Directors are:
     01) RICHARD A. DREXLER
     02) MITCHELL I. QUAIN                   / /       / /       / /

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

----------------------------------------------------

IMPORTANT: Please sign exactly as your name or names appear on the stock certificate or certificates, and when shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustees or guardian, give your full title as such. If the signatory is a corporation or partnership sign the full corporate or partnership name by duly authorized officer or partner.

NOTE: PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.


-------------------------------------------------     -------------------------------------------------


-------------------------------------------------     -------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]      Date          Signature (Joint Owners)                Date

--------------------------------------------------------------------------------

                                    ALLIE2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


PROXY                     ALLIED PRODUCTS CORPORATION                      PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2000

The undersigned hereby appoints S.S. Sherman, Llyod A. Drexler and Richard A. Drexler, and each of them, Proxies, with the powers the undersigned would possess if personally present, to vote all shares of the undersigned in Allied Products Corporation at the annual meeting of the stockholders to be held on May 24, 2000 at 10:30 a.m., Chicago Time, and at any adjournment thereof, for the purpose of acting upon the proposal referred to herein in accordance with the designations on the reverse, and of acting in their discretion upon such other matters as may properly come before the meeting.

IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
--------------------------------------------------------------------------------